Third Quarter 2006 Financial Review and Analysis (Unaudited) October 24, 2006

Forward-Looking Statements Certain information presented in this document may constitute "forward-looking" statements. These statements and financial or other business targets are subject to certain risks and uncertainties. Actual results and trends may differ materially from historical or expected results depending on a variety of factors, including but not limited to fluctuations in cost and availability of raw materials; ability of the Company to achieve and sustain targeted cost reductions; foreign currency exchange rates; worldwide and local economic conditions; impact of competitive products and pricing; selling prices; impact of legal proceedings, including the European Commission ("EC"), Canadian Department of Justice, and Australian Competition and Consumer Commission investigations into industry competitive practices, and any related proceedings or lawsuits pertaining to these investigations or to the subject matter thereof or of the recently concluded investigation by the U.S. Department of Justice ("DOJ") (including purported class actions seeking treble damages for alleged unlawful competitive practices, and purported class actions related to alleged disclosure and fiduciary duty violations pertaining to alleged unlawful competitive practices, which were filed after the announcement of the DOJ investigation, as well as a likely fine by the EC in respect of certain employee misconduct in Europe); impact of potential violations of the U.S. Foreign Corrupt Practices Act based on issues in China; impact of epidemiological events on the economy and the Company's customers and suppliers; successful integration of acquisitions; financial condition and inventory strategies of customers; timely development and market acceptance of new products; fluctuations in demand affecting sales to customers; and other matters referred to in the Company's SEC filings. The Company believes that the most significant risk factors that could affect its ability to achieve its stated financial expectations in the near-term include (1) potential adverse developments in legal proceedings and/or investigations, including possible fines, penalties, judgments or settlements; (2) the impact of economic conditions on underlying demand for the Company's products; (3) the impact of competitors' actions, including expansion in key markets, product offerings and pricing; (4) the impact of changes in raw material and energy-related costs and associated changes in selling prices; and (5) the ability of the Company to achieve and sustain targeted cost reductions. The financial information presented in this document represents preliminary, unaudited financial results. Slide 3

Use of Non-GAAP Financial Measures This presentation contains certain non-GAAP measures as defined by SEC rules. The most directly comparable GAAP measures have been included in the earnings news release for the quarter. Reconciliations of non-GAAP measures to the most directly comparable GAAP measures are included with the financial statements accompanying the earnings news release for the quarter. (See Attachments A-2 through A-6 to Exhibit 99.1, news release dated October 24, 2006.) The Company's non-GAAP financial measures exclude the impact of certain events, activities or strategic decisions. The accounting effects of these events, activities or decisions, which are included in the GAAP measures, may make it difficult to assess the underlying performance of the Company in a single period. By excluding certain accounting effects, both positive and negative (e.g., gains on sales of assets, restructuring charges, asset impairments, etc.), from certain of the Company's GAAP measures, the Company believes that it is providing meaningful supplemental information to facilitate an understanding of the Company's "core" or "underlying" operating results. These non-GAAP measures are used internally to evaluate trends in the Company's underlying business, as well as to facilitate comparison to the results of competitors for a single period. (See Attachment A-2 of Exhibit 99.1 for discussion of limitations associated with the use of these non-GAAP measures.) The information in this document has been furnished (not filed) under Form 8-K with the SEC and is posted at the Investors section of the Company's Web site. Slide 5

Overview Net sales increased approx. 5% over prior year (approx. 4% before effects of currency translation and acquisitions/divestitures), reflecting both higher unit volume as well as positive changes in pricing and product mix Local currency sales improved sequentially in all major regions of the world except the U.S. Local currency sales in the emerging markets of Asia, Latin America, and Eastern Europe were up 15% Adjusting for the expected shift in orders related to the back-to- school season, domestic sales growth slowed for most major businesses in the U.S., particularly the more economically-sensitive businesses like Specialty Tapes and Industrial and Automotive Products Unit volume growth before product line divestitures, exited private label business, and other comparability issues was approx. 3%

Overview (continued) Compared to a year ago, selling price increases fully offset material cost and energy-related increases of approx. $7 mil. for the quarter Both the Pressure-Sensitive Materials and Office & Consumer Products segments delivered significant operating margin improvement For the total Company, the benefit from substantially higher gross profit margin was partially offset by a largely expected increase in corporate expense (unsustainably low corporate expense in third quarter of prior year), yielding a 20 basis point improvement in operating margin before reserve for environmental remediation and restructuring and asset impairment charges Operating margin includes approx. $3 million of transition costs associated with cost reduction measures and divestitures (20 basis points), which will be eliminated by year-end

Overview (continued) We remain on track to achieve targeted savings from restructuring efforts Recognized $12 mil. of savings (net of transition costs) during the third quarter Expect full year 2006 results will reflect roughly half of total targeted savings (net of transition costs), with incremental $45 to $50 mil. benefiting 2007 Portion of 2007 incremental savings will be reinvested for growth (IT, R&D, and marketing) Reported E.P.S. of $0.85 includes $0.08 for environmental remediation reserve and $0.05 for restructuring and asset impairment charges 130 basis point sequential reduction in year-to-date tax rate reflects geographic income mix and the impact of settling several global tax audits

Management Analysis of Underlying Sales Trends
(continuing operations)

	Q3-05	Q4-05	Q1-06	Q2-06	Q3-06
Core volume growth (est.)	(1.1)%	(4.6)%	1.6%	0.8%	3.0%
Comparability adjustments[(1)]	*0.8%*	*4.6%*	*0.4%*	*1.7%*	*(0.4)%*
"Underlying" volume growth	*(0.3)%*	*0.0%*	*2.0%*	*2.5%*	*2.6%*
Other factors impacting reported sales growth:					
Acquisitions, Net of Divestitures	0.3%	0.0%	(0.3)%	(1.4)%	(1.1)%
Price/Mix	+ 2%	+ 1%	+ 1%	+ 1%	+ 1%
Currency	0.8%	(0.6)%	(2.7)%	(0.3)%	1.8%
Reported Sales Growth	2.0%	(4.5)%	(0.4)%	(0.1)%	4.6%
Adj. Organic Sales Growth[(2)]	*1.7%*	*0.7%*	*3.0%*	*3.2%*	*3.5%*

(1) Adjustments for comparability:

Q3-05 -- Shift in timing of back-to-school orders from Q3 to Q2.

Q4-05 -- Extra week of sales and pre-buy activities in 2004 ahead of price increase.

Q1-06 -- Decision to exit certain low margin private label business.

Q2-06 / Q3-06 – Decision to exit certain low margin private label business; shift in timing of back-to-school orders from Q2 to Q3 (return to normal order pattern); and prior year short-term benefit of competitor plant strike in Europe (Q2 only).

(2) Reported Sales Growth less the impacts of foreign currency translation, acquisition and divestitures, and comparability adjustments

AVERY DENNISON

Slide 7

Gross Profit Margin (Total Company) 27.6% 26.4% 27.9% Operating Margin (non-GAAP*): Pressure-Sensitive Materials 10.2% 9.1% 9.8% Office and Consumer Products 16.0% 15.1% 16.5% Retail Information Services 6.4% 7.1% 12.7% Other Specialty Converting 5.0% 5.6% 3.5% Total Company 9.7% 9.5% 10.1% Impact of RFID on reported margin: (0.6)% (0.6)% (0.6)% Total Company Excluding RFID 10.3% 10.1% 10.7% * Earnings before interest and taxes, excluding environmental remediation costs, restructuring and asset impairment charges, and other items detailed in Attachments A-3 and A-5 of Exhibit 99.1. Margin Analysis (continuing operations) Q3-06 Q3-05 Q2-06

Key Factors Impacting Margin Gross profit margin increased 120 basis points compared with prior year to 27.6% Improvement from productivity gains was partially offset by transition costs associated with restructuring and divestitures (20 b.p.) Sequential decline in gross profit margin reflects normal seasonal trend Marketing, general and administrative (MG&A) expense ratio increased to 17.8%, roughly in line with expectations Absolute MG&A spending increased by $24 mil. vs. prior year, as restructuring and other productivity savings were offset by: $14 mil. of higher costs related to pension, stock options and other employee-related expenses $7 mil. higher corporate expense (unsustainably low in Q3-05) $4 mil. related to currency translation Sequentially, MG&A expense ratio was unchanged

Stock Option Expense Stock Option Expense

Raw Material Update Current outlook for 2006 raw material inflation revised downward from original expectations... now estimating approx. $40 to $45 mil. of volume-adjusted raw material inflation for FY 2006 Paper-based commodities represent largest category of raw materials, representing approx. 45-50% of total spend Plastic films and resins - polypropylene, polyethylene, polyester, and vinyls, among others - represent approx. 25% of total spend Chemicals represent approx. 15% of total spend Higher raw material costs in 2006 largely offset with selling price increases

Restructuring Summary (Continuing Operations)

PRESSURE-SENSITIVE MATERIALS Reported sales of $825 mil., up 8% compared with prior year Organic sales growth of approx. 5% Change in sales for roll materials business by region, adjusted for the effect of currency translation: Low single-digit growth in North America Mid single-digit growth in Europe Double-digit growth in Asia Double-digit growth in Latin America Graphics & Reflective business grew at low single-digit rate before currency (international growth offset decline in U.S.) Excluding restructuring and asset impairment charges, operating margin increased by 110 basis points to 10.2% Benefit of productivity initiatives partially offset by restructuring-related transition costs and stock option expense Q3-2006 Segment Overview

Q3-2006 Segment Overview (continued) OFFICE AND CONSUMER PRODUCTS Reported sales of $282 mil., down approx. 1% compared with prior year As expected, benefit of shift in timing of back-to-school orders from Q2 to Q3 represented about 3 to 4 points of growth Divestiture of filing product lines in Europe and decision to exit certain private label business in the U.S. represented over 6 points of sales decline Negative price/mix offset positive currency Core volume growth approx. 2% adjusted for year-on-year comparability issues Excluding restructuring charges and transition costs associated with a plant closure in 2006, operating margin increased 90 basis points to 16.0% Benefit of productivity initiatives partially offset by incremental marketing spend, transition costs associated with European product line divestitures and stock option expense

Q3-2006 Segment Overview (continued) RETAIL INFORMATION SERVICES Reported sales of $164 mil., up 6% compared with prior year Organic sales growth of approx. 4% Excluding restructuring charges, operating margin declined by 70 basis points to 6.4% Benefits of restructuring and other productivity initiatives were more than offset by higher costs associated with investments in information technology, as well as stock option expense and other incremental employee-related costs OTHER SPECIALTY CONVERTING Reported sales of $146 mil., down approx. 2% compared with prior year on both a reported and organic basis Sales declines in Industrial and Automotive and other converting businesses, partially offset by modest growth in Specialty Tapes Operating margin before restructuring and asset impairment charges declined by 60 basis points to 5.0% Margin decline reflects reduced fixed cost leverage, higher raw material and energy-related costs, and stock option expense, partially offset by productivity initiatives

Third Quarter Balance Sheet and YTD Cash Flow Millions, except as noted 2006 2005 Cash flow from operations(1) $359.9 $288.5 Payment for capital expenditures $110.6 $117.1 Payment for software and other deferred charges $ 24.2 $ 15.6 Free Cash Flow(2) $225.1 $155.8 Dividends $128.5 $125.9 Total debt to total capital 34.2% 40.6% (1) Impact of extra week in Q4-04 shifted an estimated $70 mil. of cash out of 2005 into 2004 (2) Cash flow from operations less payment for capital expenditures, software and other deferred charges (1) Impact of extra week in Q4-04 shifted an estimated $70 mil. of cash out of 2005 into 2004 (2) Cash flow from operations less payment for capital expenditures, software and other deferred charges (1) Impact of extra week in Q4-04 shifted an estimated $70 mil. of cash out of 2005 into 2004 (2) Cash flow from operations less payment for capital expenditures, software and other deferred charges (1) Impact of extra week in Q4-04 shifted an estimated $70 mil. of cash out of 2005 into 2004 (2) Cash flow from operations less payment for capital expenditures, software and other deferred charges (1) Impact of extra week in Q4-04 shifted an estimated $70 mil. of cash out of 2005 into 2004 (2) Cash flow from operations less payment for capital expenditures, software and other deferred charges

2006 Earnings Guidance Updated Assumptions for Full Year: Continued improvement in underlying growth rate, resulting in reported revenue up 2% to 3%, with modest benefit from currency Underlying volume up 3% to 4% 2% sales decline from product line divestitures and exited private label business Price/mix expected to add 1% Raw material inflation of approximately $40 to $45 million in 2006 (offset with price increases) Operating margin (incl. RFID and stock option expense) of 9% to 10% Interest expense of $55 to $60 million Tax rate in the range of 18% to 21%

2006 Earnings Guidance (continued) Updated Previous Guidance Guidance Reported (GAAP) Earnings Per Share $3.56 - $3.68* $3.58 - $3.81 Add Back: Restructuring Charges $0.16 - $0.18 $0.14 - $0.17 Environmental Remediation Costs $0.08 -- Deduct: Discontinued Operations $0.15 $0.15 Adjusted (non-GAAP) Earnings Per Share $3.67 to $3.77* $3.60 to $3.80 * Including estimated $0.14 impact from stock options, vs. previous estimate of $0.12